Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Date September 26, 2006

US Structured Notes	September 26, 2006

Final Term Sheet
2 Year Emerging Basket FX Note

Issuer:	Eksportfinans ASA
Principal Amount:	US$4,660,000
Settlement Date:	September 29, 2006
Maturity Date:	September 29, 2008
Issue Price	100.00%
Discount:	0.75%
Proceeds:	99.25%
Coupon:	0.00%
Indexed Note:	The index will based on an equal weighting of a long position in the following currencies versus the US Dollar:
Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR), and Chinese Renminbi (Yuan) (CNY)

Redemption Price:	100% + Supplemental Payment, if any

Minimum Redemption	100.00%
Price:

Supplemental Payment:	The Supplemental Payment will be an amount equal to the greater of (i) zero and (ii) the Participation Factor x (Final Index Value - Initial Index Value)
Participation Factor:	310%

Initial Index Value:	100.00%

Initial Exchange Rates:	The Initial Exchange Rates, expressed as the amount of currency units per USD, as determined by the Calculation Agent are as follows:
(i)	BRL: 2.2100

(ii)	RUB: 26.7600

(iii)	INR: 45.9200

(iv)	CNY: 7.9115

US Structured Notes

Final Index Value:	A percentage equal to 0.25 multiplied by the sum of

(i) the Initial Exchange Rate for BRL divided by the Final Exchange Rate for BRL,

(ii) the Initial Exchange Rate for RUB divided by the Final Exchange Rate for RUB,

(iii) the Initial Exchange Rate for INR divided by the Final Exchange Rate for INR,

(iv) the Initial Exchange Rate for CNY divided by the Final Exchange Rate for CNY

Final Exchange Rate:	The spot exchange rate between the applicable index currency and the U.S. dollar expressed as the amount of the applicable index currency units per U.S. dollar appearing on the relevant exchange rate source for each index currency on the Determination Date.

The exchange rate source for each of the index currencies is as follows:

BRL: PTAX on Reuters page BRFR, USD Offer, at 8:30 p.m. Sao Paolo time
RUB: CME-EMTA Reuters page EMTA, at 6.00p.m.Moscow Time
INR: Reuters page RBIB, at 2:30 p.m. Mumbai Time
CNY: Reuters page SAEC at 5.00 pm Beijing Time

If the exchange rate source for any index currency is not displayed, the Final Exchange Rate for such index currency will be determined in good faith and in a commercially reasonable manner at the sole discretion of the calculation agent.

Determination Date:	5 New York and London Business Days prior to Maturity

Calculation Agent:	Bank of America, N.A.

Underwriter:	Banc of America Securities LLC

Cusip:	28264QDF8

Risk Factors Include (but are not limited to):	May lose principal if sold prior to Maturity Principal-protected only at maturity based on the creditworthiness of the Issuer. Note will not pay any interest Investors may earn 0.00%, if the basket of currencies does not rise relative to the USD above the stated strikes

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.